PROSPECTUS SUPPLEMENT
(To prospectus dated July 2, 2003)


                                          $862,885,000
                                STUDENT LOAN ASSET-BACKED NOTES

       [LOGO]

                                NELNET STUDENT LOAN TRUST 2003-2
                                             ISSUER

 NELNET STUDENT LOAN FUNDING, LLC                     NELNET, INC.
          SPONSOR                         MASTER SERVICER AND ADMINISTRATOR

--------------------------------------------------------------------------------
YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE S-14 OF
THIS PROSPECTUS SUPPLEMENT AND ON PAGE 1 OF THE PROSPECTUS.

THE NOTES ARE OBLIGATIONS PAYABLE SOLELY FROM THE COLLATERAL DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND IN THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT MAY BE USED TO OFFER AND SELL THE NOTES ONLY IF ACCOMPANIED BY THE PROSPECTUS.
--------------------------------------------------------------------------------


                Notes are being offered in the following classes:


                  ORIGINAL                     FINAL                                PROCEEDS
                  PRINCIPAL    INTEREST       MATURITY     PRICE TO   UNDERWRITING    TO
                   AMOUNT        RATE           DATE        PUBLIC      DISCOUNT    ISSUER(1)
                  ---------    --------     -------------    -------    --------    ----------
CLASS A-1 NOTES  $141,000,000 3-month LIBOR April 25, 2009    100%      0.180%    $140,746,200
                                plus 0.01%
CLASS A-2 NOTES  $187,000,000 3-month LIBOR October 25, 2013  100%      0.195%    $186,635,350
                                plus 0.03%
CLASS A-3 NOTES  $121,500,000 3-month LIBOR October 25, 2016  100%      0.210%    $121,244,850
                                plus 0.11%
CLASS A-4 NOTES  $197,500,000 3-month LIBOR  July 25, 2022     100%     0.240%    $197,026,000
                                plus 0.20%
CLASS A-5 NOTES  $ 95,000,000 Auction Rate   October 25, 2038  100%     0.200%    $ 94,810,000

CLASS A-6 NOTES  $ 95,000,000 Auction Rate   October 25, 2038  100%     0.200%    $ 94,810,000

CLASS B NOTES    $ 25,885,000 Auction Rate   October 25, 2039  100%     0.325%    $ 25,800,874
                  -----------                                 -----    -------    ------------
    TOTAL        $862,885,000                           $862,885,000  $1,811,726  $861,073,274

         --------------------

        (1)     Before deducting expenses estimated to be approximately
                $1,200,000.

        o The notes will be secured by a pool of student loans originated under the Federal Family Education Loan Program, a cash reserve fund and the other money and investments pledged to the indenture trustee.

        o Payments of principal on the notes will be made quarterly beginning October 27, 2003.


        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The underwriters named below are offering the notes subject to approval of certain legal matters by their counsel. The notes will be delivered in book-entry form only on or about July 29, 2003.

JPMORGAN                                                      MORGAN STANLEY

       CREDIT SUISSE FIRST BOSTON
                                        RBC DAIN RAUSCHER

                                                            SG COWEN

                                  July 21, 2003

                             PURPOSE FOR THE FILING

        Nelnet Student Loan Funding, LLC, as the Registrant for the Trust, is filing this Prospectus Supplement on behalf of the Trust, solely to obtain a Central Index Key number and access codes for the Commission's Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system for the Trust. The original Prospectus Supplement for the Trust's securities was filed with the Commission on July 28, 2003 and can be found at Link to http://www.sec.gov/Archives/edgar/data/1166221/000087015602000065/nelnet424.txt.
The original Prospectus Supplement, as amended, is incorporated herein by reference.